UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB/A
(Amendment No.1)

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

HAJIME CONSTRUCTION CO., LTD Iida Home Max Co., Ltd. TOUEI HOUSING CORPORATION TACT HOME CO., LTD. ARNEST ONE CORPORATION ID HOME Co., Ltd.
(Name of Subject Company)
N/A
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)

HAJIME CONSTRUCTION CO., LTD Iida Home Max Co., Ltd. TOUEI HOUSING CORPORATION TACT HOME CO., LTD. ARNEST ONE CORPORATION ID HOME Co., Ltd.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))

HAJIME CONSTRUCTION CO., LTD
2-26-11, Shakujiimachi, Nerima-ku, Tokyo 177-0041, Japan

Iida Home Max Co., Ltd.
2-2-2, Sakai, Musashino-shi, Tokyo 180-0022, Japan

TOUEI HOUSING CORPORATION
4-26-3, Shibakubo-Cho, Nishitokyo-Shi, Tokyo 188-0014, Japan

TACT HOME CO., LTD.
3-6-19, Higashifushimi, Nishitokyo-shi, Tokyo 202-0021, Japan

ARNEST ONE CORPORATION
3-2-22, Kitahara-Cho, Nishitokyo-shi, Tokyo 188-0003, Japan

ID HOME Co., Ltd.
1-4-1 Nishihara-Cho, Nishitokyo-shi, Tokyo 188-0004, Japan

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Regarding the Conclusion of an Agreement to Establish a Joint Holding Company and Creation of a Share Transfer Plan1

Item 2.  Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

HAJIME CONSTRUCTION CO., LTD submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

Iida Home Max Co., Ltd. submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

TOUEI HOUSING CORPORATION submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

TACT HOME CO., LTD. submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

ARNEST ONE CORPORATION submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

ID HOME Co., Ltd. submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated June 27, 2013.

1 The press release furnished herewith replaces in its entirety the press release previously furnished on the filing person’s Form CB submitted to the SEC on June 27, 2013 and corrects certain minor errors contained in the version previously furnished.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HAJIME CONSTRUCTION CO., LTD

/s/ Norihito Tanamura
Name:	Norihito Tanamura
Title:	Assistant Director Finance Division

Date:   June 28, 2013

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Iida Home Max Co., Ltd.

/s/ Kenichi Nakajima
Name:	Kenichi Nakajima
Title:	Secretary

Date: June 28, 2013

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TOUEI HOUSING CORPORATION

/s/ Chihiro Sato
Name:	Chihiro Sato
Title:	Corporate Officer & General Manager Corporate Planning Department & General Affairs Department

Date: June 28, 2013

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TACT HOME CO., LTD.

/s/ Takeshi Ebato
Name:	Takeshi Ebato
Title:	Director

Date: June 28, 2013

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ARNEST ONE CORPORATION

/s/ Keita Okada
Name:	Keita Okada
Title:	Administration Div., General Affairs Div. and President’s Office

Date: June 28, 2013

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ID HOME Co., Ltd.

/s/ Hidehiko Sakurai
Name:	Hidehiko Sakurai
Title:	Director

Date: June 28, 2013